June 27, 2008

VIA UPS NEXT DAY AIR

Advisors Series Trust
615 E. Michigan Street
Milwaukee, Wisconsin  53202

Re:	Advisors Series Trust: Davidson Multi-Cap Core Fund

Gentlemen:

We have acted as counsel to Advisors Series Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 270 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an indefinite number of $.01 par value shares of beneficial interest (the “Shares”) in respect of the Davidson Multi-Cap Core Fund, a series of the Trust (the “Fund”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion on our review of the following:

(a) the Trust’s Certificate of Trust (the “Certificate of Trust”) as filed with the Delaware Secretary of State on October 3, 1996, and the amendment thereto filed with the Delaware Secretary of State on April 3, 2001, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;

(b) the Trust’s Agreement and Declaration of Trust dated October 3, 1996 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(c) the Trust’s Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

Advisors Series Trust
June 27, 2008

(d) resolutions of the Trust’s Board of Trustees adopted on March 19, 2008 and June 11, 2008, authorizing the establishment of the Fund, the approval of the post-effective amendment filing, and the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

(e) a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and

(f) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware.  We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and the case law interpreting the Delaware Statutory Trust Act as reported in Delaware Laws Affecting Business Entities (Aspen Publishers, Inc., 2007 Fall Edition).  We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion.  We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by the Fund will be actually received by the Fund, and (iii) all applicable securities laws will be complied with and the Amendment with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable by the Trust.

This opinion is rendered to you in connection with the Amendment with respect to the Fund and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Advisors Series Trust
June 27, 2008

We hereby consent to (i) the reference of our firm as Legal Counsel in the Amendment, and (ii) the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/Paul, Hastings, Janofsky & Walker LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP